                                                                   Exhibit 10.22

                                    GUARANTY

         THIS GUARANTY is dated July 31, 2001, (the "Guaranty"), and made by ALLIANCE RESOURCE GP, LLC, a Delaware limited liability company ("Guarantor"), in favor of the BANK OF OKLAHOMA, N.A. ("Lender").

         PRELIMINARY STATEMENT. Alliance Resource Partners, L.P., a Delaware limited partnership (the "COMPANY" or "BORROWER"), is party to a Letter of Credit Facility Agreement, dated as of June 29, 2001 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) with Lender. Guarantor shall receive, directly or indirectly, a benefit from the issuance of the Letters of Credit under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to issuing the Letters of Credit by the Lender under the Credit Agreement from time to time that Guarantor shall have executed and delivered this Guaranty.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Lender to issue Letters of Credit from time to time, Guarantor, hereby agrees as follows:

         Section 1. Guaranty; Limitation of Liability. (a) Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Company now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations) (such obligations being the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Lender in enforcing any rights under this Guaranty or any Loan Document. To the extent permitted by law, without limiting the generality of the foregoing, Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other party to Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other party.

                  (b) Guarantor and, by its acceptance of this Guaranty, Lender hereby confirm that it is the intention of all such Persons that this Guaranty and the Guaranteed Obligations of Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of or under any Debtor Relief Laws (including the Uniform Fraudulent Conveyance Act and the Uniform Fraudulent Transfer Act) to the extent applicable to this Guaranty and the Guaranteed Obligations of Guarantor hereunder. To effectuate the foregoing intention, the Lender and the Guarantor hereby irrevocably agree that the Guaranteed Obligations of Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

         Section 2. Guaranty Absolute. To the extent permitted by law, Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Lender with respect thereto. To the extent permitted by law, the obligations of Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Person guarantying or pledging assets as collateral security for the Guaranteed Obligations or whether the Borrower or any such other Person is joined in any such action or actions. To the extent permitted by law, the liability of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

                  (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

                  (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to Company or otherwise;

                  (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

                  (d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations;


                  (e) any change, restructuring or termination of the corporate structure or existence of Company;

                  (f) any failure of Lender to disclose to Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Company now or hereafter known to Lender (Guarantor waiving any duty on the part of the Lender to disclose such information); or

                  (g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Lender that might otherwise constitute a defense available to, or a discharge of, Company or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by

Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

         Section 3. Waivers and Acknowledgments. (a) To the extent permitted by law, Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that Lender protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against Company or any other Person or any collateral.

                  (b) To the extent permitted by law, Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

                  (c) To the extent permitted by law, Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Guarantor or other rights of Guarantor to proceed against Company, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations of Guarantor hereunder.

                  (d) To the extent permitted by law, Guarantor hereby unconditionally and irrevocably waives any duty on the part of Lender to disclose to Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Company or any of its subsidiaries now or hereafter known by Lender.

                  (e) Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

         Section 4. Subrogation. Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of Guarantor's obligations under or in respect of this Guaranty or any Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Lender against the Borrower, or any other insider guarantor whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Letter of Credit Commitment shall have expired or been terminated. If any amount shall be paid to

Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, and (b) the Termination Date, such amount shall be received and held in trust for the benefit of Lender, shall be segregated from other property and funds of Guarantor and shall forthwith be paid or delivered to the Lender in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) Guarantor shall make payment to Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Termination Date shall have occurred, the Lender will, at Guarantor's request and expense, execute and deliver to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

         Section 5. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by any Guarantor under or in respect of this Guaranty or any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes (other than any taxes that are imposed on the Lender's overall net income by the United States and taxes that are imposed on the Lender's overall net income (and franchise taxes imposed in lieu thereof) by the state or other jurisdiction under the laws of which the Lender is organized or any political subdivision thereof) (the "Taxes"). If Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under or in respect of this Guaranty or any Loan Document to Lender, (i) the sum payable by Guarantor shall be increased as may be necessary so that after Guarantor and the Lender have made all required deductions (including deductions applicable to additional sums payable under this Section 5), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Guarantor shall make all such deductions, and (iii) Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, Guarantor agrees to pay any present or future other Taxes that arise from any payment made by or on behalf of Guarantor under or in respect of this Guaranty or any Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Guaranty and the Loan Documents.

                  (c) Guarantor will indemnify Lender for and hold it harmless against the full amount of Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, imposed on or paid by Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date Lender makes written demand therefor.

                  (d) Within 30 days after the date of any payment of Taxes by or on behalf of Guarantor, Guarantor shall furnish to the Lender, at its address referred to in Section 9, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder by or on behalf of Guarantor through an account or branch outside the United States or by or on behalf of Guarantor by a payor that is not a United States person, if Guarantor determines that no taxes are payable in respect thereof, Guarantor shall furnish, or shall cause such payor to furnish, to the Lender, at such address, an opinion of counsel acceptable to the Lender stating that such payment is exempt from taxes. For purposes of subsection (d) of this Section 5, the terms "UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

         Section 6. Representations and Warranties. Guarantor hereby represents and warrants that Guarantor has, independently and without reliance upon Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and Guarantor has established adequate means of obtaining from the Borrower on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of the Borrower. In addition, the Guarantor further represents and warrants to the Lender as follows:

                  (a) All financial statements heretofore delivered to Lender relating to Guarantor are true and correct in all material respects, have been prepared in accordance with Guarantor's past practices consistently applied, and fairly present (subject to year-end audit adjustments) the financial conditions reflected therein without material changes since the respective dates thereof;

                  (b) There are not actions, suits or proceedings pending or, to the knowledge of Guarantor, threatened against or affecting Guarantor, or involving the validity or enforceability of this Guaranty at law or in equity, or before or by any governmental authority, except actions, suits and proceedings fully covered by insurance or for which adequate reserves exist or which, if adversely determined, would not substantially impair the ability of Guarantor to pay when due any amounts which may become payable in respect of this Guaranty; and to Guarantor's knowledge, Guarantor is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority;

                  (c) The consummation of the transaction hereby contemplated and the performance of this Guaranty by Guarantor will not result in any breach of, or constitute a default under, any indenture, mortgage, lease, loan or credit agreement or any other material instrument or agreement to which Guarantor is a party or by which Guarantor may be bound or affected; and

                  (d) No default presently exists under this Guaranty and no event has occurred and is continuing which, with notice or the passage of time, or both, would constitute a default under this Guaranty.

         Section 7. Covenants; Delivery of Financial Information. Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid or the Letter of Credit Commitment shall be in effect, Guarantor will:

                  (a) perform and observe all of the terms, covenants and agreements set forth in the Loan Documents on its part to be performed or observed or that the Borrower has agreed to cause Guarantor to perform or observe;

                  (b) deliver to the Lender, as soon as available but within 60 days following the end of each of the Guarantor's fiscal quarters (other than the last fiscal quarter of any fiscal year), an internally prepared balance sheet, income statement and statement of cash flows of the Guarantor for the fiscal quarter then ended, prepared in accordance with GAAP except to the extent deviated therefrom in accordance with the Guarantor's past practices;

                  (c) deliver to the Lender, as soon as available but within 120 days following the end of the Guarantor's fiscal year, an internally prepared balance sheet, income statement and statement of cash flows of the Guarantor for the fiscal year then ended, prepared in accordance with GAAP except to the extent deviated therefrom in accordance with the Guarantor's past practices; and

                  (d) deliver to the Lender, as soon as available but within 60 days following the end of each of the initial three quarters of the Guarantor's fiscal year and within 120 days following the end of the Guarantor's fiscal year, a statement demonstrating and computing compliance by the Guarantor with the covenants required to be maintained by the Guarantor pursuant to Sections 6.8 (Liquidity) and
         6.9 (Net Asset Position) of the Credit Agreement for the period then ended.

         The financial statements and compliance certificate required to be delivered pursuant to clauses (b), (c) and (d) of this Section 7 shall be accompanied by a certificate of the Chief Financial Officer or Treasurer of the Guarantor to the effect that the information contained therein is true and accurate as of the date of such certificate.

         Section 8. Amendments, Guaranty Supplements, Etc. (a) No amendment or waiver of any provision of this Guaranty and no consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         Section 9. Notices, Etc. All notices, consents, waivers, and other communications required or permitted to be given under this Guaranty must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         To Guarantor

                  Alliance Resource GP, LLC
                  1717 South Boulder Avenue
                  Tulsa, Oklahoma 74119
                  Attn: Cary Marshall, Director, Corporate Finance
                  Telefax: (918) 295-7357

                  with a copy to:

                  Alliance Resource Partners, L.P.
                  c/o Alliance Resource Management GP, LLC
                  1717 South Boulder Avenue
                  Tulsa, Oklahoma 74119
                  Attn: Thomas L. Pearson, Senior Vice President - Law and Administration,
                         General Counsel and Secretary
                  Telefax: (918) 295-7361

                  and to:

                  Katten Muchin Zavis
                  1025 Thomas Jefferson Street, NW
                  East Lobby, Suite 700
                  Washington, DC 20007
                  Attn:  Steven C. Schnitzer, Esq.
                  Telefax: (202) 298-7570

                  To Lender:

                  Bank of Oklahoma, National Association
                  BOK Tower, 8 Southeast
                  1 Williams Center
                  Tulsa, Oklahoma  74172
                  Attn: Robert D. Mattax, Senior Vice President
                  Telefax: (918) 295-0400



                  with copy to:

                  Riggs, Abney, Neal, Turpen, Orbison & Lewis
                  502 West Sixth Street
                  Tulsa, Oklahoma  74119
                  Attn: Harley W. Thomas, Esq.
                  Telefax: (918) 584-1603
or at such other address of which it shall have notified the party giving such notice in writing. Notices to in-house counsel or outside counsel of a party hereto shall not constitute sufficient notice to such party.

         Section 10. No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 11. Right of Set-off. Upon (a) the occurrence and during the continuance of any Default, and (b) the delivery of the notice and expiration of the Cure Period provided by Section 6 of the Credit Agreement, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender, to or for the credit or the account of Guarantor against any and all of the Guaranteed Obligations of Guarantor now or hereafter existing under the Loan Documents, irrespective of whether Lender shall have made any demand under this Guaranty or any Loan Document and although such Guaranteed Obligations may be unmatured. Lender agrees promptly to notify Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Lender may have.

         Section 12. Indemnification. (a) Without limitation on any other Guaranteed Obligations of Guarantor or remedies of the Lender under this Guaranty, Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless Lender and its respective officers, directors, employees, agents and advisors (each, an "INDEMNIFIED PARTY") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of Company enforceable against Company in accordance with their terms.

                  (b) Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Guarantor or any of their respective officers, directors, employees, agents and advisors, and Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, the actual or proposed use of the proceeds under the Loan Documents or any of the transactions contemplated by the Loan Documents.

                  (c) Without prejudice to the survival of any of the other agreements of Guarantor under this Guaranty, the agreements and obligations of Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this

Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

         Section 13. Subordination. Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to Guarantor by Company (the "Subordinated Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:

                  (a) Prohibited Payments, Etc. Except during the continuance of any Matured Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Company), Guarantor may receive regularly scheduled payments from Company on account of the Subordinated Obligations. After the occurrence and during the continuance of any Matured Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to Company), however, unless the Lender otherwise agrees, Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

                  (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to Company, Guarantor agrees that the Lender shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding ("POST PETITION INTEREST") before Guarantor receives payment of any Subordinated Obligations.

                  (c) Turn-Over. After the occurrence and during the continuance of any Matured Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Company), Guarantor shall, if the Lender so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender and deliver such payments to the Lender on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

                  (d) Lender Authorization. After the occurrence and during the continuance of any Matured Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Company), the Lender is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Lender for application to the Guaranteed Obligations (including any and all Post Petition Interest).

         Section 14. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and
(ii) the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender and its successors, permitted transferees and permitted assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Letter of Credit Commitment, the Advances owing to it and the Note held by it) to any other Person to the extent permitted by and in accordance with Section 8.5 of the Credit Agreement, and such other permitted transferee shall thereupon become vested with all the benefits in respect thereof granted to Lender herein or otherwise. Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

         Section 15. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by difference parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.

         Section 16. Governing Law. This Guaranty shall be deemed to be a contract made under the laws of the State of Oklahoma, and shall be construed by and governed in accordance with the laws of the State of Oklahoma, without giving effect to principles of conflicts of laws. Guarantor hereby submits itself to the jurisdiction and venue of the Tulsa County District Court, or Federal Court (Northern District) situated in Oklahoma, at Lender's election, except to the extent local law (if different) is required in connection with a foreclosure action.

         IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered by or on its behalf as of the date first above written.

                                      ALLIANCE RESOURCE GP, LLC


                                      By         /s/ Michael L. Greenwood
                                         ---------------------------------------
                                         Name:   Michael L. Greenwood
                                         Title:  Senior Vice President - Chief
                                                 Financial Officer and Treasurer